Exhibit 8.1

December 3, 2021

Vistas Media Acquisition Company Inc.

30 Wall Street, 8th Floor

New York, New York 10005

Re:	Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as counsel to Vistas Media Acquisition Company Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company” or “VMAC”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form F-4 (as it may be amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of up to 31,500,075 Class A Ordinary Shares (the “Shares”), 10,795,000 warrants issued as part of VMAC’s initial public offering and private placement that closed simultaneously with the initial public offering (“VMAC Warrants”), 500,000 warrants issued in a private placement that closed simultaneously with VMAC’s initial public offering (the “Representative Warrants”), and 150,000 warrants to be issued to SHUAA Capital psc upon consummation of the Business Combination (defined below) for services rendered in connection with the Business Combination (the “Service Warrants”) (collectively the “Warrants”), of Anghami Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Anghami (“Pubco”), issuable pursuant to the business combination agreement, dated March 3, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”, and the business combination contemplated thereby, the “Business Combination”), by and among the Company, Anghami, a Cayman Islands exempted company (“Anghami”), Pubco, Anghami Vista 1, a Cayman Islands exempted company and wholly-owned subsidiary of Pubco (“Vistas Merger Sub”), and Anghami Vista 2, a Cayman Islands exempted company and wholly-owned subsidiary of Pubco (“Anghami Merger Sub”)

As counsel to the Company, we have examined and relied upon originals or copies of such agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and the proxy statement/prospectus contained therein (the “Prospectus”).

Although we have made such inquiries and performed such investigations as we have deemed necessary for purposes of our opinion, we have not independently verified all of the facts set forth in the Registration Statement, the Prospectus, or in any other document. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the factual information set forth in the Registration Statement and the Prospectus. Any change or inaccuracy in the facts referred to, set forth or assumed herein may affect our conclusions set forth herein.

Our opinion is also based on the correctness of the following assumptions: (i) the Company and each of the entities in which the Company holds a direct or indirect interest have been and will continue to be operated in accordance with the laws of the jurisdictions in which they were formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of which any such entity has been formed, and (iii) each of the written agreements to which the Company or any such entity is a party will be performed, implemented, construed and enforced in accordance with its terms.

Vistas Media Acquisition Company Inc.

December 3, 2021

In rendering our opinion, we have also considered the applicable provisions of the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other applicable authorities, in each case as in effect on the date hereof. The statutory provisions, regulations, decisions, rulings and other authorities on which this opinion is based are subject to change, and such changes could apply retroactively. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.

In our examination, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and (v) the authenticity of the originals of such copies.

This opinion shall not be construed as or deemed to be a guaranty or insuring agreement. Opinions of counsel represent only counsel’s best legal judgment and are not binding on the Internal Revenue Service (“IRS”) or on any court. Accordingly, no assurance can be given that the IRS will not challenge the conclusions of the opinion set forth herein or that such a challenge would not be successful.

Based on and subject to the foregoing, we are of the opinion that the statements set forth in the Prospectus under the headings “Material U.S. Federal Income Tax Considerations—U.S. Holders—The Business Combination” and “Material U.S. Federal Income Tax Considerations—U.S. Holders—Redemption of VMAC Common Stock,” to the extent that they constitute matters of United States federal income tax law or legal conclusions with respect thereto currently applicable to the holders described therein as of the date thereof, while not purporting to discuss all possible United States federal income tax consequences of the Business Combination or the investment in, sale of or other disposition of the Shares or Warrants, constitute (subject to the qualifications, assumptions, limitations and exceptions set forth therein) accurate summaries of such matters in all material respects. However, for the reasons described therein, we can express no opinion as to whether the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code or as to whether gain will be being recognized by U.S. Holders of Pubco Securities (in each case, as defined in the Prospectus) under Section 367(a) of the Code.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein or under any other law.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Winston & Strawn LLP
Winston & Strawn LLP